Exhibit 99.1

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS
FINANCIAL RESULTS FOR THE QUARTER AND YEAR
ENDED DECEMBER 31, 2004

Oak Brook, Illinois  — February 1, 2005  — Great Lakes Dredge & Dock Corporation - The largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, reports earnings for the quarter and year ended December 31, 2004.

Revenues for the quarter ended December 31, 2004 were $108.3 million compared to $96.6 million for the same period in 2003.  Revenues in the fourth quarter of 2004 increased due to an improved bid market in the second half of 2004, coupled with the anticipated commencement of certain Army Corps of Engineers’ (Corps) projects in the Company’s backlog.  Performance on these projects had previously been postponed by the Corps due to a lack of funding.  Although fleet utilization and revenues increased in the fourth quarter of 2004, much of the work performed in this period generated lower margins than in prior years, due to the highly competitive environment in which it was bid.   Therefore, gross profit margin declined to 8.6% for the quarter ended December 31, 2004 compared to 20.0% for the same quarter of 2003, as a result of the lower margins from the mix of projects performed.  Additionally, gross profit margin for the fourth quarter of 2004 reflects approximately $1.5 million (representing 1.4% of the quarter’s revenues) of additional depreciation expense resulting from the revaluation of the Company’s operating assets in connection with sale of the Company in December of 2003.  The net loss for the fourth quarter of 2004 was $2.8 million which compares to a net loss of $11.1 million in the same period of 2003.  However, the 2003 fourth quarter loss also reflects incremental non-recurring general and administrative costs of $10.6 million and financing costs of $13.1 million related to the sale of the Company, which was effected in December 2003.

Revenues and EBITDA for the year ended December 31, 2004 were $350.9 million and $31.7 million, respectively, which compare to $398.8 million and $60.4 million (excluding the impact of sale-related expenses) for the year ended December 31, 2003.  The reduction in revenues was attributable primarily to reduced domestic capital dredging revenue, which declined due to the Corps’ postponement of certain capital project work within the Company’s backlog, coupled with the reduction in bidding activity that began in the latter half of 2003 and continued through the first half of 2004.  The decline in EBITDA for the year ended December 31, 2004 is attributable to a number of factors, including the reduction in domestic capital dredging revenues, the mix of projects performed during the year, some of which were estimated at inherently lower margins given the competitive environment in which they were bid and some of which were negatively impacted by severe weather experienced primarily in the third quarter, and the impact of fixed costs relative to the reduced level of utilization for the year.  Additionally, EBITDA for the year ended December 31, 2004 reflects incremental expenses of $2.3 million for legal and other expenses related to the Company’s response to the Federal subpoena received in February of 2004 and $1.3 million for the anticipated settlement of an ongoing legal claim relating to the demolition business. The 2004 net loss of $11.1 million reflects incremental depreciation and amortization expense of approximately $10.0 million resulting from the revaluation of the Company’s assets and liabilities in connection with the sale of the Company in December of 2003, as well as the impact of the items mentioned previously.   This compares to a net loss of $1.6 million for 2003, which reflects the impact of the non-recurring costs of $23.7 million incurred in the fourth quarter of 2003, related to the Company’s sale.

At December 31, 2004, the Company had total debt of $254.3 million, of which $2.0 million was current, total cash and equivalents of $2.0 million, and outstanding performance letters of credit totaling $15.1 million.  Effective September 30, 2004, the Company amended its credit agreements with its senior lenders to adjust financial covenant terms to allow for the lower-than-anticipated earnings generated by the Company in recent quarters due to the slow-down in funding and bidding within the domestic dredging market.  In return, the Company’s revolver borrowing availability was reduced until such time as the Company achieves certain defined financial measures.  At December 31, 2004, the Company had no outstanding revolver borrowings; therefore, revolver borrowing availability was approximately $15.0 million, which remains sufficient for the Company’s current operating cash needs.

Dredging backlog at December 31, 2004 totaled $280.0 million which is comparable to the September 31, 2004 level of $279.0 million and is significantly improved from the December 31, 2003 level of $190.2 million.  Backlog benefited from an improved domestic dredging bid market in the third and fourth quarters of 2004.  Contract awards for the fourth quarter of 2004 totaled $221 million, bringing the 2004 full-year market to approximately $730 million, a significant improvement over the 2003 annual market of $425 million, which was much lower than typical. The Company achieved a 2004 market share of approximately 43%, which is in line with its historical market share over the past five years of 41%.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 16% of its revenues over the last three years.  Great Lakes is a leader in each of the U.S. markets in which it competes: capital, maintenance and beach nourishment dredging.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 114-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

Results for the quarters and years ended December 31, 2004 and 2003 were:

	Quarter ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Revenues	$108.3	$96.6	$350.9	$398.8

Gross profit	$9.3	$19.4	$35.9	$70.6

General and administrative	(7.4)	(7.7)	(25.5)	(27.9)
Amortization of intangible assets	(0.6)	—	(4.2)	—
Subpoena-related expenses	(0.7)	—	(2.3)	—
Litigation (demolition)	—	—	(1.3)	—
Sale-related expenses	—	(10.6)	(0.2)	(10.6)

Operating income	$0.6	$1.1	$2.4	$32.1

Net loss	$(2.8)	$(11.1)	$(11.1)	$(1.6)

Adjusted for:
Interest expense, net	5.3	5.3	20.3	20.7
Sale-related financing charges (1)	—	13.1	—	13.1
Income tax expense (benefit)	(1.2)	(5.9)	(4.4)	1.3
Depreciation and amortization	7.3	4.1	26.9	16.3

EBITDA	$8.6	$5.5	$31.7	$49.8

EBITDA, adjusted for non-recurring sale-related expenses	$8.6	$16.1	$31.9	$60.4

Net cash flows from operating activities	$(4.8)	$4.3	$14.3	$16.5

(1)          Includes call and tender premiums of $9.3 million related to redemption of the 11 1/4% senior subordinated notes due 2008, and write-off of $3.8 million of financing fees and bond discount related to the old debt structure.

The company conducts a quarterly conference call, which is accessible to all investors and other interested parties.  The conference call will be held on Wednesday, February 2, 2005 at 1:00 p.m., C.S.T.  (please note time change). The call in number is 877-236-1078 and the conference identification code is Great Lakes.   The conference call will be available by replay for two weeks, by calling 888-276-5318.